Exhibit 10.4

Execution Version

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of March 30, 2021, is entered into by and between Diamond S Shipping Inc., a corporation duly organized and existing under the laws of the Republic of the Marshall Islands and its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, on behalf of itself and its vessel-owning subsidiaries that have entered into the TMAs (as defined below) (“DSSI”), and Capital Ship Management Corp., a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a business address at 3, Iassonos street, Piraeus, Greece (“CSM”, and together with DSSI, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, DSSI is entering into that certain Agreement and Plan of Merger in the form attached hereto as Exhibit A (as may be amended or amended and restated from time to time, the “Merger Agreement”), by and among DSSI, International Seaways, Inc., a corporation duly organized and existing under the laws of the Republic of the Marshall Islands (“INSW”), and Dispatch Transaction Sub, Inc., a corporation duly organized and existing under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of INSW (“Merger Sub”), pursuant to which, among other things, at the closing of the transactions contemplated thereby (the “INSW Transaction Closing”) and upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into DSSI, with the result that DSSI will survive as a wholly-owned subsidiary of INSW;

WHEREAS, concurrently with the execution and delivery of this Agreement, DSSI, certain Affiliates (as defined below) of CSM are entering into a Voting and Support Agreement (the “Voting Agreement”) and a Termination of Director Designation Agreement and Resale and Registration Rights Agreement (the “DDA Termination Agreement”);

WHEREAS, the parties intend that, subject to the consummation of the INSW Transaction Closing, upon the transition of the management services in accordance with the terms and subject to the conditions contained herein, the following agreements shall terminate:

(i)	Commercial Management Agreement, dated as of March 27, 2019, by and between DSSI and CSM (the “CMA”);

(ii)	Management and Services Agreement, dated as of March 27, 2019, by and between DSSI and CSM (the “MSA”); and

(iii)	each Technical Management Agreement, dated as of March 27, 2019, by and between certain DSSI vessel-owning subsidiaries and CSM (also referred to as Part II Shipman 2009 Standard Ship Management Agreement) (the “TMAs”, and collectively with the CMA and the MSA, the “Subject Agreements”).

WHEREAS, in connection with the termination of the Subject Agreements, the Parties wish to facilitate an orderly transfer of activities related to the Vessels on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreement and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the MSA. The following terms used herein have the following meanings:

Section 1.1    “Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are controlled by, control or are under common control with the person in question, and “Affiliate” means any one of them; provided, that, with respect to CSM, “Affiliates” shall in any event include Capital Maritime & Trading Corp., Crude Carriers Investments Corp. and Capital GP L.L.C; provided, further, that neither INSW nor any of its Affiliates shall be deemed Affiliates of DSSI or DSSI’s Affiliates for any purpose hereunder or under the Subject Agreements.

Section 1.2    “Escrow Agreement” means the Escrow Agreement on customary and reasonable terms reflecting the escrow deposit and release provisions contemplated by this Agreement, to be entered into by DSSI, CSM and the Escrow Agent concurrently with the INSW Transaction Closing.

Section 1.3    “Escrow Amount Adjustment” means the aggregate amount of the Ticking Fee multiplied by 0.12.

Section 1.4    “Freight Earned” with respect to any period means all gross charter revenues generated by the applicable vessel during such period, established based on supporting documentation provided by DSSI and/or Newco as reasonably required by CSM. In the event that the relevant vessel’s new commercial manager is unwilling or unable to provide such vessel’s Freight Earned, DSSI or Newco and CSM shall agree on an alternate method of calculating the Freight Earned, which method shall, as nearly as possible, approximate the economic effect of the preceding sentence. Such alternative method shall be deemed the “Freight Earned” hereunder.

Section 1.5    “Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

Section 1.6    “Law” means any statute, law, ordinance, policy rule or regulation of any Governmental Entity and all judicial interpretations thereof.

Section 1.7    “Representative” means with respect to any Person, such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors, financing sources or other Persons acting on behalf of such Person.

Section 1.8    “Surviving Provisions” means Sections 6.1(5) (first sentence only), 8.1 (solely with respect to periods prior to the Transition Completion), 9.3, 9.4, 16.1, 17 and 18 of the CMA, Sections 6 (subject to Schedule 2 to the MSA as amended pursuant to Section 3.5 of this Agreement), 9 (last sentence only), 10 (last sentence only), 11 and 15 of the MSA, Schedule 2 to the MSA (as amended pursuant to Section 3.5 of this Agreement) and Sections 17(b), 17(c), 17(d), 22(i), 22(j) and 23 of the TMAs.

Section 1.9    “Termination Fee Adjustment” means the aggregate amount of the Ticking Fee multiplied by 0.88.

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Section 1.10   “Ticking Fee” means USD 700,000 per month for each calendar month the Transition Period – Other Vessels will extend after May 31, 2021; provided, that if the Transition Period – Other Vessels will end prior to the last day of a calendar month, the amount of the Ticking Fee for such calendar month shall be pro rated based upon a 30 day calendar month. By way of example only, if the INSW Transaction Closing occurs on June 30, 2021, the Ticking Fee would equal USD 2,800,000, as the Transition Period – Other Vessels will end on September 30, 2021 (such date being 90 days after the INSW Transaction Closing), which constitutes a period of four months by which the Transition Period – Other Vessels will extend past May 31, 2021.  In such example, the Termination Fee Adjustment would be USD 2,464,000 and the Escrow Amount Adjustment would be USD 336,000.

Section 1.11   “Transition Completion” means the first day on which all of the Vessels have been transitioned (including in terms of both technical management and commercial management) to a DSSI Manager in accordance with Article III.

Section 1.12  “Transition Period – Other Vessels” means the 90 day period commencing on the day of the INSW Transaction Closing.

ARTICLE II

TERMINATIONS

Section 2.1    Termination of Subject Agreements.

(a)	Effective immediately upon the completion of a Vessel transitioning its technical management to a DSSI Manager or delivery of a Vessel to DSSI or its designee (including INSW or one or more of its subsidiaries) (“Newco”), as applicable, in accordance with Article III, and notwithstanding anything to the contrary contained in the Subject Agreements, the TMA related to such Vessel shall automatically be irrevocably terminated and cancelled in its entirety and shall be deemed null and void and of no further force or effect, except for the applicable Surviving Provisions and as expressly set forth herein.

(b)	Subject, in the case of a Vessel on a time charter, to the simultaneous or prior transitioning of technical management of such Vessel in accordance with Section 2.1(a), effective immediately upon the completion of a Vessel transitioning its commercial management to a DSSI Manager or delivery of a Vessel to Newco, as applicable, in accordance with Article III, and notwithstanding anything to the contrary contained in the Subject Agreements, the CMA shall automatically be irrevocably terminated and cancelled in its entirety and shall be deemed null and void and of no further force or effect in respect of such Vessel, except for the applicable Surviving Provisions and as expressly set forth herein. For the avoidance of doubt, immediately upon the Transition Completion, the CMA shall automatically be irrevocably terminated and cancelled in its entirety and shall be deemed null and void and of no further force or effect, except for the Surviving Provisions and as expressly set forth herein.

(c)	Effective immediately upon the completion of a Vessel transitioning its technical and commercial management to a DSSI Manager or delivery of a Vessel to Newco, as applicable, in accordance with Article III, and notwithstanding anything to the contrary contained in the Subject Agreements, the MSA shall automatically be irrevocably terminated and cancelled in its entirety and shall be deemed null and void and of no further force or effect in respect of such Vessel, except for the Surviving Provisions and as expressly set forth herein. For the avoidance of doubt, immediately upon the Transition Completion, the MSA shall automatically be irrevocably terminated and cancelled in its entirety and shall be deemed null and void and of no further force or effect, except for the applicable Surviving Provisions and as expressly set forth herein.

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(d)	CSM hereby waives its right to terminate any of the Subject Agreements as a result of the INSW Transaction Closing, including pursuant to Section 9(a) of the MSA and Section 22(a)(i) of the TMA.

Section 2.2     Termination Fee. At the INSW Transaction Closing, unless any of the Subject Agreements has previously been terminated in accordance with its terms, DSSI shall (a) pay, or cause to be paid to CSM, an amount equal to (i) USD 30,000,000 (the “Termination Fee”) minus (ii) any Termination Fee Adjustment by wire transfer of immediately available funds to a CSM account designated by CSM at least three (3) business days prior to the INSW Transaction Closing and (b) deliver, or cause to be delivered, an amount equal to (i) USD 4,000,000 minus (ii) any Escrow Amount Adjustment by wire transfer of immediately available funds to the Escrow Agent (such amount, as adjusted pursuant to this clause (b), the “Escrow Amount”), to be held by the Escrow Agent and distributed by the Escrow Agent to CSM upon the Transition Completion in accordance with the terms of the Escrow Agreement and this Agreement.

ARTICLE III

TRANSITION

Section 3.1    Transition Period - Time Charter Vessels.

(a)       With respect to each Vessel on a time charter as of the INSW Transaction Closing, from the date of the INSW Transaction Closing, CSM, DSSI and/or Newco will jointly approach (in a manner to be mutually agreed by CSM, DSSI and/or Newco) the time charterers to endeavor to agree to a change in technical management as soon as reasonably practicable and, as per the terms of the respective time charters, from CSM and/or its Affiliates to the manager(s) designated by DSSI and/or Newco (the “DSSI Manager”); provided, however, to the extent that an earlier transition cannot be agreed upon, then CSM shall technically manage such applicable Vessel to the end of the time charter pursuant to the Subject Agreements and, if necessary, for a period of time until a transition is reasonably practicable and to be effected at a port/place in each case as mutually agreed between Newco and CSM, each acting reasonably (taking into account ship management practices and any local restrictions due to the COVID-19 pandemic).

(b)       Subject to Section 3.3, CSM will continue to provide commercial management services pursuant to the Subject Agreements until each Vessel on a time charter is transitioned to the DSSI Manager.

(c) CSM will provide (including, for the avoidance of doubt, if necessary after the completion of the transition to the DSSI Manager) the remaining support services outlined on Exhibit B attached hereto (the “Remaining Support Services”) for each Vessel on time charter related to the period under the commercial and technical management of CSM and/or its Affiliates pursuant to the Subject Agreements.

(d)       For the avoidance of doubt, (x) the TMA may terminate with respect to a particular Vessel on a time charter prior to the CMA for such Vessel, but not vice versa and accordingly the transition of commercial management for a Vessel on a time charter may occur only simultaneously with or after the transition of technical management of such Vessel, and (y) the transition of each such Vessel on a time charter for all purposes of this Agreement shall be deemed complete only once both commercial and technical management have been transitioned pursuant to this Section 3.1.

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Section 3.2    Transition Period - Other Vessels. Beginning on the date hereof, CSM and/or its Affiliates, DSSI and/or Newco shall use their respective reasonable best efforts to commence planning and coordination for the transition of commercial and technical management of the Vessels not on a time charter from CSM and/or its Affiliates to the DSSI Manager (the “Other Vessel Transition”), including by putting together a schedule for the handover of each Vessel not on a time charter at the earliest practical opportunity. For each such Vessel, notwithstanding anything to the contrary in the Subject Agreements, beginning on the INSW Transaction Closing, CSM and/or its Affiliates, DSSI and/or Newco shall use their respective reasonable best efforts to facilitate the Other Vessel Transition on the earliest practical date after the INSW Transaction Closing. CSM and/or its Affiliates shall deliver such Vessels to a port/place in each case as mutually agreed between DSSI and/or Newco and CSM, each acting reasonably (taking into account ship management practices and any local restrictions due to the COVID-19 pandemic) on or promptly after the date of the INSW Transaction Closing consistent with the applicable Vessel’s commercial obligations. CSM will provide (including, for the avoidance of doubt, if necessary after the Transition Completion) the Remaining Support Services for each Vessel not on time charter related to the period under the commercial and technical management of CSM and/or its Affiliates pursuant to the Subject Agreements. For the avoidance of doubt, the transition of commercial management and technical management of any given Vessel not on a time charter may be completed at different times and in different ports/places, and the transition of each such Vessel for all purposes of this Agreement shall be deemed complete only once both commercial and technical management have been transitioned pursuant to this Section 3.2.

Section 3.3    New Time Charters. CSM and/or its Affiliates shall not commit any Vessels to any new time charter business longer than three (3) months +/- (30 days) without the prior written consent of DSSI and INSW (such consent not to be unreasonably withheld or delayed); provided that the charters are with respect to vegetable oils only. If for whatever reason the Merger Agreement is terminated prior to the INSW Transaction Closing, DSSI shall immediately inform CSM and CSM will be at liberty to commit Vessels to time charter business as set forth in the CMA.

Section 3.4    Management Transition. CSM shall provide technical management and commercial management services with respect to each Vessel which it continues to manage pursuant to the terms of this Agreement in the ordinary course of business as per the Subject Agreements until the Transition Completion. CSM will provide (including, for the avoidance of doubt, if necessary after the Transition Completion) the Remaining Support Services and any services to be provided pursuant to the Surviving Provisions for each Vessel related to the period under the commercial and technical management of CSM and/or its Affiliates.

Section 3.5   Fees During Transition. Immediately upon and subject to the INSW Transaction Closing, Schedule 2 (Fees and Costs) of the MSA shall be deemed amended and restated in its entirety as set forth on Exhibit C attached hereto and DSSI shall pay CSM the fees as set forth therein.

Section 3.6   Observers. From and after the date hereof, DSSI and/or Newco: (a) may place two (2) observers at their own cost and expense and liability, for familiarization purposes, on board each Vessel; and (b) shall have the right to retain two (2) members of the off-signing crew (if practicable and acceptable to the crew members) for familiarization purposes for thirty (30) days or one (1) voyage, whichever is shorter, and subject to any applicable local restrictions imposed as a result of the COVID-19 pandemic. The DSSI Manager shall cover all expenses associated with retention of up to two (2) members of the off-signing crew as aforesaid. The rights of DSSI and/or Newco under this Section 3.6 shall be subject to using commercially reasonable efforts consistent with industry standards to ensure that such observers are COVID-19 free, including, without limitation, providing negative COVID-19 test results within 72 hours prior to embarkation at the intended port, and providing CSM with evidence of appropriate isolation measures having been taken. Each of DSSI and/or Newco shall use reasonable best efforts to ensure that, after embarkation, the observers strictly adhere to the Vessel’s health and safety protocols relating to COVID-19 at all times, which shall include, without limitation, submitting daily temperature readings and wearing face masks, and if requested by the Vessel’s master, immediately self-isolating should they show symptoms or signs of infection. These observers shall be on board of a Vessel for the purpose of familiarization and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The observers shall sign the P&I Club’s standard letter of indemnity prior to their embarkation and at all times adhere to the Vessel’s master orders. Promptly following completion of the transition of the relevant Vessel, DSSI and/or Newco, as the case may be, shall reimburse Capital for Capital’s reasonable, documented out-of-pocket costs associated with providing meals and sundry to such observers for the period during which they were on board the relevant Vessel, to the extent such costs are not allocated to Capital under the Subject Agreements.

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Section 3.7    Insurance. CSM and/or its Affiliates shall make available, at the sole cost and expense of DSSI and/or Newco, all historical records and provide reasonable clarifications and support as required by DSSI and/or Newco on all (i) open claims in respect of each Vessel that arose during the period of DSSI’s and/or Newco’s ownership of such Vessel until such open claim has been closed and (ii) closed claims in respect of each Vessel during the period of DSSI’s and/or Newco’s ownership of such Vessel.

Section 3.8     Management of Additional Vessels and Replacements Provision.

The Parties agree that, in addition to the Termination Fee and any other payment to CSM pursuant to this Agreement, subject to the occurrence of the INSW Transaction Closing, DSSI shall pay, or cause to be paid to CSM, in each case by wire transfer of immediately available funds promptly following the INSW Transaction Closing (provided that all fees set forth below payable in respect of the calendar month in which the INSW Transaction Closing takes place (the “Closing Month”), shall be payable on or prior to the last day of the calendar month following the Closing Month) the following (collectively, the “Section 8 Amount”):

(a)	(i) an amount equal to 1.25% of the Freight Earned generated by M/T Citrus beginning on February 6, 2021 and ending on the date of the INSW Transaction Closing and (ii) USD 850 per day beginning on April 6, 2021 and ending on the date of the INSW Transaction Closing as agreed compensation pursuant to Section 8 of the MSA with respect to M/T Aias sold by DSSI on January 6, 2021.

(b)	(i) an amount equal to 1.25% of the Freight Earned generated by M/T Citron beginning on March 16, 2021 and ending on the date of the INSW Transaction Closing and (ii) USD 850 per day beginning on May 16, 2021 and ending on the date of the INSW Transaction Closing, as agreed compensation pursuant to Section 8 of the MSA with respect to M/T Amoureux sold by DSSI on February 16, 2021.

Upon payment of the Section 8 Amount to CSM, Section 8 of the MSA shall be null and void and of no further force or effect. In the event this Agreement is terminated pursuant to the first sentence of Section 8.1, DSSI shall (i) work in good faith to replace the M/T Aias and the M/T Amoureux with Other Vessels or Additional Vessels (as such terms are defined in the MSA) within three (3) months of the termination and (ii) pay to CSM the amounts specified in paragraphs (a) and (b) of this Section 3.8, as applicable, until the replacement of the applicable vessel.

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ARTICLE IV

ESCROW ACCOUNT

Section 4.1    Escrow Agreement. Promptly following the date hereof, the Parties shall select a mutually agreeable escrow agent (the “Escrow Agent”) and prepare an negotiate the Escrow Agreement in good faith. At the INSW Transaction Closing (i) CSM shall deliver to DSSI a duly executed counterpart to the Escrow Agreement by CSM, (ii) DSSI shall deliver to CSM a duly executed counterpart to the Escrow Agreement by DSSI and (iii) the Escrow Agent shall deliver to each of DSSI and CSM a duly executed counterpart to the Escrow Agreement by the Escrow Agent.

Section 4.2    Release of Funds. Within three (3) business days after the Transition Completion, DSSI and CSM shall deliver a joint written instruction in accordance with the Escrow Agreement to the Escrow Agent to cause the Escrow Agent to promptly release the Escrow Amount to CSM.

ARTICLE V

RELEASES

Section 5.1  Effective immediately upon and subject to the INSW Transaction Closing, CSM, on behalf of itself and its Affiliates and their respective Representatives and equityholders and their respective successors and assigns (collectively, the “CSM Releasors”), hereby irrevocably and unconditionally waives, relinquishes, releases and forever discharges DSSI and each of its past, present or future Affiliates, such Affiliates’ equityholders and their respective Representatives, successors and assigns, including Newco (collectively, the “DSSI Releasees”), from and against any and all actions, causes of actions, suits, claims, demands, proceedings, damages, debts, accounts, covenants, contracts, judgments, complaints, obligations, costs, losses, expenses, entitlements, demands, liabilities and any and all other claims and rights of any kind and nature whatsoever, known or unknown, currently existing or arising in the future, at law or in equity, whether foreseen or unforeseen, suspected or unsuspected, existing or inchoate, contingent or accrued, asserted or unasserted (collectively, “Claims”), that such CSM Releasors ever had, now have or may in the future have against any DSSI Releasee, in each case, by reason of any matter, cause or thing whatsoever occurring or existing prior to the time of the end of the INSW Transaction Closing. CSM covenants and agrees not to, and shall cause each of the other CSM Releasors not to, assert any such Claim against any of the DSSI Releasees. Notwithstanding the foregoing provisions of this Section 5.1, such waiver, relinquishment, release and discharge shall not apply to any Claims arising under the express terms of (i) this Agreement (including, for the avoidance of doubt, any rights of the CSM Releasors under the terms of the Subject Agreements that accrue before the Transition Completion), the Voting Agreement or the DDA Termination Agreement or (ii) the Surviving Provisions. The Parties acknowledge and agree that (x) INSW and its subsidiaries and Representatives as of the date hereof shall not be deemed DSSI Releasees and (y) INSW and its subsidiaries and Representatives as of the date hereof are not party to this Agreement or the Subject Agreements and accordingly CSM Releasors may not bring any claims related thereto against INSW.

Section 5.2 Effective immediately upon the INSW Transaction Closing, each of DSSI, on behalf of itself and its Affiliates and their respective Representatives and equityholders and their respective successors and assigns (collectively, the “DSSI Releasors” and, collectively with the CSM Releasors, the “Releasing Parties”), hereby irrevocably and unconditionally waives, relinquishes, releases and forever discharges CSM and each of its respective past, present or future Affiliates, such Affiliates’ equityholders and their respective Representatives, successors and assigns (collectively, the “CSM Releasees”) from and against any and all Claims that such DSSI Releasors ever had, now have or may in the future have against any CSM Releasee, in each case, by reason of any matter, cause or thing whatsoever occurring or existing prior to the time of the end of the INSW Transaction Closing. DSSI covenants and agrees not to, and shall cause each of the other DSSI Releasors not to, assert any such Claim against any of the CSM Releasees. Notwithstanding the foregoing provisions of this Section 5.2, such waiver, relinquishment, release and discharge shall not apply to any Claims arising under the express terms of (i) this Agreement (including, for the avoidance of doubt, any rights of the DSSI Releasors under the terms of the Subject Agreements that accrue before the Transition Completion), the Voting Agreement or the DDA Termination Agreement or (ii) the Surviving Provisions. The Parties acknowledge and agree that INSW and its subsidiaries and Representatives as of the date hereof shall not be deemed DSSI Releasors.

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Section 5.3 EACH OF THE PARTIES, ON ITS OWN BEHALF AND ON BEHALF OF EACH RELEASING PARTY, EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES, WHICH LIMIT THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF THE PARTIES, ON ITS OWN BEHALF AND ON BEHALF OF EACH RELEASING PARTY, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH OF THE PARTIES, ON ITS OWN BEHALF AND ON BEHALF OF EACH RELEASING PARTY, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Party hereby severally represents and warrants (as to itself and not any other Party) to the other Parties that as of the date hereof and as of the INSW Transaction Closing:

Section 6.1    Organization; Good Standing. Such Party is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization.

Section 6.2    Authorization. Such Party has all requisite corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement by such Party and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action on the part of such Party. This Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties hereto, constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws, in each case, affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.3    No Conflicts. The execution, delivery and performance by such Party of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with or violate any Law applicable to such Party, (ii) conflict with or violate the organizational documents of such Party or (iii) conflict with, result in a breach of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default or require any consent (other than any consent which will be obtained prior to the INSW Transaction Closing) under, any material contract to which such Party is a party or by which it or its properties are bound.

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Section 6.4    No Assignment of Claims. Such Party has not assigned or otherwise transferred or subrogated, or purported to assign, transfer or subrogate, to any Person any Claim or portion thereof or interest therein that such Party is releasing or purporting to release pursuant to Article III.

Section 6.5    No Knowledge of Claims. To each Party’s knowledge, except for payments and reimbursements due in connection with providing the management services in the ordinary course under and in accordance with the Subject Agreements, neither such Party nor any of its Affiliates have any outstanding Claims under any of the Subject Agreements as of the date hereof.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1    Merger Agreement. DSSI agrees that the parties to the Merger Agreement shall not amend Section 5.1(A)(w) of the Merger Agreement without CSM’s prior written consent.

Section 7.2    Mutual Cooperation. On and after the date hereof, each of the Parties agrees to use its commercially reasonable efforts to take, or cause its Affiliates to take, all action to do or cause to be done, and to assist and cooperate with each other Party in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the transactions and arrangements contemplated by this Agreement on the terms set forth in this Agreement, including, without limitation, (a) obtaining all necessary waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Entity and (b) obtaining all necessary consents, approvals or waivers from third parties; provided, that none of the Parties nor their respective Affiliates shall be required to make any payments in connection therewith other than routine costs of preparing and mailing notices and requests for consent.

Section 7.3    Further Assurances. From time to time after the date hereof, as and when requested by any Party hereto, each of the other Parties shall, at the expense of the requesting Party, execute and deliver, or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions and arrangements contemplated by this Agreement, on the terms set forth in this Agreement, including but not limited to, the termination of the Subject Agreements provided for in Section 2.1 and the releases granted pursuant to Article III.

Section 7.4    No Other Fees or Penalties. Except for the Termination Fee, the Escrow Amount, the Section 8 Amount and the reimbursement of CSM’s expenses pursuant to Section 8.3, and without prejudice to the rights of CSM hereunder in connection with any services provided by it prior to the Transition Completion or in connection with the Remaining Support Services or pursuant to the Surviving Provisions, neither CSM nor any of its affiliates shall be entitled to any additional fees or penalties in connection with the early termination of the Subject Agreements in accordance with this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate and be null and void and without effect without any further action required by any Party, (a) on the Outside Date (as defined in the Merger Agreement) if the INSW Transaction Closing does not occur on or before such date, or, if earlier (b) the Merger Agreement is validly terminated pursuant to the terms thereof, without the transactions contemplated thereby having been consummated. Upon the termination of this Agreement, the provisions of this Agreement, including, without limitation, the termination of the Subject Agreements provided for in Section 2.1, and the releases provided for in Article V, shall cease to be of any further force or effect and each of the Parties shall have all rights, remedies, benefits, duties, responsibilities, obligations and liabilities under the Subject Agreements that it would have had if this Agreement had never been entered into by the Parties.

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Section 8.2    Entire Agreement. This Agreement, the Subject Agreements, the Voting Agreement and the DDA Termination Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and (in relation to such subject matter) supersedes and replaces all prior understandings and agreements, written or oral, between the parties. Should there be any inconsistencies or contradictions between the explicit terms of this Agreement and any of the Subject Agreements, such terms of this Agreement shall prevail. Except as expressly amended by Sections 3.5 and 3.8 hereof, the Subject Agreements are hereby ratified and reaffirmed in all respects and shall continue in full force and effect until terminated in accordance with Section 2.1.

Section 8.3    Reimbursement of Costs. Promptly following (a) the INSW Transaction Closing or (b) the termination of this Agreement pursuant to the first sentence of Section 8.1, DSSI shall reimburse CSM for its reasonable documented out-of-pocket costs and expenses of outside legal counsel in connection with (i) the negotiation, preparation and execution of this Agreement, the Voting Agreement and the DDA Termination Agreement prior to the date hereof and (ii) in connection with the Escrow Agreement, together in an aggregate amount not to exceed $200,000.

Section 8.4    Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 8.5    Currency. Unless otherwise, all currency references herein are to United States Dollars.

Section 8.6    Law and Arbitration. This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment then in force. The arbitration shall be conducted in accordance with the London Maritime Arbitrators’ Association (LMAA) Terms current at the time when the arbitration is commenced.

Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each Party and the third by the two arbitrators so appointed. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other Party requiring the other party to appoint its arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 calendar days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 calendar days specified, the Party referring the dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of USD 50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

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Section 8.7    Notice. Notice under this Agreement shall be given (via hand delivery or email or facsimile) as set forth below or to such other address as a Party may notify the other Party of in writing in accordance with this Section 8.7:

If to DSSI:

Diamond S Shipping Inc.

c/o Diamond S Management LLC

33 Benedict Place, 2nd floor

Greenwich, CT 06830, USA

Attn: Sanjay Sukhrani

Fax: +1 203 413 2010

Email: management@diamondshipping.com

If to CSM:

3 Iassonos Street

Piraeus, 18537, Greece

Attn: Operations and Commercial dpt

Fax: +30 210 428 4285

Email: dss@capitalship.gr

with cc to: Panagiotis Drosos, pyd@capitalship.gr

Section 8.8    Assignment. Neither CSM nor DSSI shall assign this Agreement without the consent of the other Party provided, however, (a) DSSI may assign this Agreement in whole or in part to its Affiliate or Newco; provided that such assignment shall not relieve DSSI of its obligations hereunder, and (b) CSM shall be entitled to sub-contract performance of its obligations under this Agreement or the Subject Agreements by its parent, subsidiary or Affiliates or (in the case of Commercial Management Services) third parties (collectively the “Sub-Managers”) in accordance with the following provisions of this Section 8.8:

(i) any such performance of all or any of CSM's obligations by the Sub-Managers shall be and constitute performance by the CSM of their obligations hereunder; and

(ii) any performance of CSM's obligations by the Sub-Managers will not result in increased costs to DSSI or the Owners and shall be without prejudice to the rights of DSSI hereunder for any failure by the CSM in performance of CSM's duties and obligations hereunder and notwithstanding performance by the Sub-Managers, CSM shall remain solely responsible to DSSI for performance of their obligations hereunder.

Section 8.9    Waiver. The failure of either Party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 8.10    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of DSSI and/or CSM and their respective successors and assigns. INSW shall be an express third-party beneficiary of this Agreement.

Section 8.11    Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

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[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

DIAMOND S SHIPPING INC.

By:	/s/ Craig H. Stevenson Jr.
Name:	Craig H. Stevenson Jr.
Title:	Director, President and Chief Executive Officer

CAPITAL SHIP MANAGEMENT CORP

By:	/s/ Prokopis Iliou
Name:	Prokopis Iliou
Title:	Director

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EXHIBIT A

Merger Agreement

[See Attached.]

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EXHIBIT B

Remaining Support Services

To be provided by CSM (including, for the avoidance of doubt, if necessary after the completion of the transition to the DSSI Manager) and related to the period under the commercial and technical management of CSM and/or its affiliates.

Time Charter Vessels

•	Reasonably required support and documentation to assist in the recovery of charter hire, counter claims under the TCP (e.g., performance, off hire, etc.).
•	Provide reasonably required closing accounts for each Vessel.

Other Vessels

•	Reasonably required support and documentation to close out each voyage fixed under CSM or its Affiliates’ commercial management (i.e., Voyage Expenses (Port Expenses, Bunker Payments, Broker Commissions), Voyage Revenues (Freight, Demurrage etc.) and Rebills).
•	Reasonably required support and documentation to DSSI and/or Newco to assist with the recovery of Freight, Demurrage and Rebills on voyages fixed under commercial management of CSM or its Affiliates.
•	Closing accounts for each Vessel including working capital reconciliation.

In addition, CSM shall inform the Owners (as defined in the TMA) and, if appropriate, DSSI or Newco of any claims or disputes involving third parties relating to the period prior the transition of a Vessel of which it becomes aware after such transition.

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EXHIBIT C

AMENDED AND RESTATED SCHEDULE 2

FEES AND COSTS

(1) Time Charter Vessels. In consideration for the provision of the Services by CSM to DSS or the Vessel Owners (in respect of the Technical Management Services), in respect of each Vessel on a time charter, from the period starting on the date of the closing of the transactions contemplated by the Agreement and Plan of Merger, by and among DSS, Dispatch Transaction Sub, Inc. and International Seaways, Inc. (the “INSW Transaction Closing”), until the end date of such time charter as listed in the Time Charter Schedule attached hereto as Annex A (the “Time Charter Schedule”), DSS or its designee (including INSW or one or more of its subsidiaries) (“Newco”) shall:

(i)	pay CSM a technical management fee equal to United States Dollars eight hundred fifty (US $850) per Vessel per day for Technical Management Services provided to DSS or the relevant Vessel Owner.

(ii)	pay CSM (and/or any Sub-Manager or Affiliate as the case may be appointed and nominated by CSM) a commercial management fee of 1.25% of all gross charter revenues (a “Commercial Management Fee”) generated by each such Vessel attributed to the period starting on the date of the INSW Transaction Closing and ending on the end date of such time charter as listed in the Time Charter Schedule.

If it is determined by DSS and/or Newco to be necessary for a period of time after the end of the time charter as listed in the Time Charter Schedule for CSM and/or its Affiliates to continue to technically manage a Vessel until a transition is reasonably practicable and is to be effected at a port/place in each case as mutually agreed between DSS and/or Newco and CSM, each acting reasonably (taking into account ship management practices and any local restrictions due to the COVID-19 pandemic), then DSS and/or Newco will pay CSM a daily technical management fee equal to United States Dollars four hundred fifty (US $450) for technical management services for such period.

In addition, DSSI or its designee (including Newco) shall reimburse CSM for all of the reasonable and documented direct and indirect costs, liabilities, legal expenses and other expenses incurred by CSM and any Sub-Manager in providing the Technical Management Services, not covered by the fee set out in (i) above as more fully set out in the Technical Management Agreements.

(2) Other Vessels. In consideration for the provision of the Services by CSM to DSS or the Vessel Owners (in respect of the Technical Management Services), in respect of each Vessel not on a time charter, for a 90-day period commencing the first day after the date of the INSW Transaction Closing, irrespective of when actual delivery of a Vessel occurs pursuant to the Termination Agreement (the “Termination Agreement”), dated as of March 30, 2021, by and between DSS and CSM (the “Transition Period – Other Vessels”), DSS or its designee and/or Newco shall:

(i)	pay CSM a technical management fee equal to United States Dollars eight hundred fifty (US $850) per Vessel per day for Technical Management Services provided to DSS or the relevant Vessel Owner; provided, that if any Vessel has not been delivered to DSS pursuant to the Termination Agreement for more than 180 days after the INSW Transaction Closing for any reason whatsoever, then from and after such 180 day period, DSS and/or Newco shall pay CSM a technical management fee equal to United States Dollars four hundred fifty (US $450) per Vessel per day (“Late Delivery Fees”). For the avoidance of doubt, if a Vessel is delivered prior to the end of the Transition Period – Other Vessels, the fees for Technical Management Services payable pursuant to this Section 2(i) shall be paid to CSM for the entire Transition Period – Other Vessels, in equal monthly instalments in advance payable at the beginning of every calendar month as if such Vessel were delivered to DSS at end of such Transition Period – Other Vessels. For the avoidance of doubt, if any Vessel has not been delivered to DSS prior to the end of the Transition Period – Other Vessels, CSM shall not be entitled to any payments pursuant to this clause (2)(i) for the period after the Transition Period – Other Vessels other than the Late Delivery Fees which shall only accrue beginning on the 181st day after the INSW Transaction Closing and until the delivery of such Vessel pursuant to the Termination Agreement.

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(ii)	pay CSM (and/or any Sub-Manager or Affiliate as the case may be appointed and nominated by CSM) a Commercial Management Fee generated by each such Vessel; provided, that if any such Vessel has not been delivered to DSS pursuant to the Termination Agreement for more than 180 days after the INSW Transaction Closing for any reason whatsoever, then from and after such 180 day period, DSS and/or Newco shall pay CSM (and/or any Sub-Manager or Affiliate as the case may be appointed and nominated by CSM) a Commercial Management Fee generated by each Vessel beginning on the 181st day after the INSW Transaction Closing.

In addition, DSSI and/or Newco shall reimburse CSM for all of the reasonable and documented direct and indirect costs, liabilities, legal expenses and other expenses incurred by CSM and any Sub-Manager in providing the Technical Management Services, not covered by the fee set out in (i) above as more fully set out in the Technical Management Agreements.

(3) Certain Payment Procedures. If commercial management is transitioned to DSSI pursuant to the Termination Agreement with respect to any Vessel prior to (x) the end date of a charter listed on the Time Charter Schedule or (y) the Transition Period – Other Vessels, as applicable, the amount payable by DSS or its designee pursuant to Section 1(ii) or Section 2(ii) above after the date of such transition shall be equal to 1.25% of such Vessel’s Freight Earned from the date of such transition until and including (A) the end date of the applicable charter listed on the Time Charter Schedule or (B) the end of the Transition Period – Other Vessels, as applicable.

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ANNEX A

Time Charter Schedule

•	Aristaios: see respective Charter Party dated October 2, 2015
•	Ayrton II: see respective Charter Party dated August 20, 2018
•	Anikitos: see respective Charter Party dated November 23, 2017
•	Aristotelis II: see respective Charter Party dated August 24, 2018
•	Avax: see respective Charter Party dated June 25, 2018

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